Exhibit 99.1

TIME WARNER INC. ANNOUNCES CHANGES TO TURNER BROADCASTING LEADERSHIP

Phil Kent to serve as Chairman in 2014; John Martin named next Chief Executive Officer

NEW YORK – July 17, 2013 - Time Warner Inc. Chairman and CEO Jeff Bewkes today announced that John K. Martin will be the next Chief Executive Officer of Turner Broadcasting System, Inc.  Mr. Martin will become CEO beginning January 1, 2014, succeeding Phil Kent, who will serve as Chairman for a transition period in 2014.

In making the announcement Time Warner Chairman and CEO Jeff Bewkes said: “Phil Kent’s exceptional leadership at Turner has driven much of Time Warner’s recent success. For the past decade, he has expertly guided the Turner networks through a period of rapid change, all the while building on each network’s leading position with viewers and advertisers and forging stronger relationships with distributors.  At Phil’s initiation, he and I agreed that now is the right time to announce the next generation of leadership, and I am pleased that he will serve as Chairman.”

Commenting on John Martin, Mr. Bewkes said: “John is one of the most capable and strategically-minded executives I know. As CFO, he led the design and implementation of our financial strategy that has helped Time Warner deliver superior shareholder returns. But he is also a broad and thoughtful business thinker whose inclusive management style and focus on driving the business forward will fit well with the Turner tradition. I have great confidence he will build on the success Phil has achieved to take Turner to even greater heights.”

Since the beginning of 2003, Mr. Kent has led Turner’s delivery of outstanding business results, has guided its continuing evolution as a multi-platform media and technology leader and has formed a first-class team to oversee some of the most valued and respected brands in the world.  He will continue in his current capacity as Chairman and CEO until the CEO transition in 2014, at which time he will serve as Turner’s Chairman.

Mr. Kent said: "John has a thorough understanding of and respect for Turner’s position and significance in the Time Warner portfolio.  He is highly regarded at Turner and will be a strong leader for our company.”

As Chief Financial and Administrative Officer at Time Warner Inc., Mr. Martin currently oversees all of Time Warner's finance, accounting, mergers and acquisitions, internal audit, investor relations, treasury and tax areas as well as corporate human resources, employee development and growth, compensation and benefits, worldwide recruitment, and security and transportation. Mr. Martin is also responsible for leading efforts to launch enterprise-wide services in the areas of information technology, real estate and facilities and HR systems. In addition, he works closely with other members of Time Warner's senior management team and its operating divisions on a variety of organizational, development and diversity issues. Before assuming his current role in 2008, Mr. Martin had been Executive Vice President and Chief Financial Officer of Time Warner Cable Inc. since August 2005. Prior to joining Time Warner Cable, Mr. Martin spent nearly 12 years at Time Warner, most recently serving as Senior Vice President, Investor Relations, from 2002 to 2005.

Mr. Martin said: “I’m the beneficiary of Phil’s exemplary leadership, and it will be a privilege to work with Phil and all the dedicated and talented people at Turner. The company is home to some of the best brands in media, and is known for its innovative culture and focus on delivering programming that audiences love and count on. I look forward to working more closely with everyone at Turner to create more opportunities for consumers, advertisers and our distribution partners.”

Time Warner plans to name John Martin’s successor in the coming weeks.

About Time Warner Inc.
Time Warner Inc., a global leader in media and entertainment with businesses in television networks, film and TV entertainment and publishing, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution outlets.

About Turner Broadcasting
Turner Broadcasting System, Inc., a Time Warner company, creates and programs branded news; entertainment; animation and young adult; and sports media environments on television and other platforms for consumers around the world.

# # #

Contacts:

Keith Cocozza
Time Warner Inc.
212-484-7482
Keith.Cocozza@timewarner.com

Jeff Matteson
Turner Broadcasting
404-885-4242
Jeff.Matteson@turner.com